Exhibit 23.2

www.mma1.com

534 Industrial Park Rd. / Bluefield, VA 24605 / Tel (276) 322-5467 / Fax (276) 322-5460 / Email emr@mma1.com

February 23, 2010
The Board of Directors
Patriot Coal Corporation
12312 Olive Boulevard, Suite 400
St. Louis, Missouri 63141

RE:  Consent of Marshall Miller & Associates, Inc.

Ladies and Gentlemen:

We hereby consent to the use of our firm’s name, Marshall Miller & Associates, Inc. (MM&A) in the Registration Statement on Form S-3 to be filed with the U.S. Securities and Exchange Commission by Patriot Coal Corporation (Patriot), and any amendments thereto, and including the related prospectus contained therein (the “Registration Statement”); the inclusion and summary of, and references to, our January 7, 2010 reserve audit, relating to certain coal reserve information of Magnum Coal Company (Magnum) and its subsidiaries in the Registration Statement, and being named as an expert in the Registration Statement (and being included in the caption “Experts” in the Registration Statement).

We further wish to advise that MM&A was not employed on a contingent basis and that at the time of preparation of our report, as well as at present, neither MM&A nor any of its employees had or now has a substantial interest in Magnum, Patriot, or any of their respective subsidiaries.

Respectfully Submitted By: Marshall Miller & Associates Inc.
By:	/s/ K. Scott Keim
	Name:	K. Scott Keim
	Title:	President

/rgw
(PAT114)

ENERGY & MINERAL RESOURCES • CIVIL & STRUCTURAL ENGINEERING • ENVIRONMENTAL SCIENCES • HYDROGEOLOGY & GEOLOGY
CARBON MANAGEMENT • EXPERT WITNESS TESTIMONY • MINING ENGINEERING • GEOPHYSICAL LOGGING SERVICES• PETROLEUM ENGINEERING